UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0230
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

On December 21, 2011, LiveDeal, Inc., a Nevada corporation (the “Company”), received written notification from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s securities will continue to be listed on The NASDAQ Capital Market based upon the Company’s compliance with the terms of a NASDAQ Listing Qualifications Panel decision, which required the Company to evidence compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by December 12, 2011.  Accordingly, the NASDAQ hearing process is now closed.

While the Company remains subject to a grace period for the NASDAQ $1 million market value of publicly held shares requirement, which does not expire until March 14, 2012, the Company will be deemed to have regained compliance with that requirement if it demonstrates a market value of publicly held shares of $1 million or more for 10 consecutive trading days. In that regard, based on the financing transaction that closed on December 12, 2011, and the recent increase in the Company’s stock price, as of the close of business on December 21, the Company had demonstrated a market value of publicly held shares in excess of $1 million for seven consecutive trading days. Based on its closing bid price on December 21, the Company’s market value of publicly held shares was approximately $5,643,525.

On December 22, 2011, the Company issued a press release announcing the events described above.  A copy of that press release is furnished with this Form 8-K as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued December 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: December 22, 2011	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued December 22, 2011